Exhibit 99.1
Saia Reports Second Quarter Earnings Per Share of $0.21
Revenues were $266 million, an increase of 15 percent from prior year quarter
JOHNS CREEK, GA. — July 27, 2011 — Saia, Inc. (NASDAQ: SAIA), a leading multi-regional less-than-truckload (LTL) carrier, today reported improved second quarter 2011 results on stronger revenue, improved pricing fundamentals and increased tonnage.
Second Quarter 2011 Compared to Second Quarter 2010 Results
•	Revenues were $266 million, an increase of 15 percent.

•	Operating income increased 41 percent to $8.3 million compared to $5.9 million.

•	Earnings per share were $0.21 vs. $0.12.

•	Operating ratio was 96.9 vs. 97.5.

•	LTL tonnage increased by 4.5 percent as LTL shipments per workday were up 3.0 percent with a 1.5 percent increase in weight per shipment.

•	LTL yield was up 9.6 percent due to the impact of higher fuel surcharge and measured pricing actions.
“I continue to be encouraged that improvements in the transportation landscape have permitted us to employ prudent pricing actions across our customer base. We continue to achieve increases in contract renewals which are greater this quarter than those secured in the first quarter. As in prior quarters, our measured pricing actions have resulted in deselecting a number of unprofitable accounts. This is part of a slow but steady improvement plan and is a welcome change from the challenging pricing and volume environment in which we had been operating the past several years,” said Rick O’Dell, president and chief executive officer.
“The quarter was not without its challenges including significantly higher costs from health care, purchased transportation, maintenance and self insurance costs. We continue to focus on service and productivity initiatives which will produce improvements in terminal cost per freight bill. Our safety and cargo claims programs are at the heart of our initiatives across the network,” continued O’Dell.
“As the result of increased demand by shippers in our newer geography, we took the opportunity to open a new terminal in Bloomington, IL, allowing us to offer 100% coverage of Illinois. The new terminal in Bloomington supports our strategy of providing 100% coverage in the states which we operate and contributes to our efforts to build density in our geographic footprint.
“We also continue to move forward with our initiatives to improve pricing and remain focused on our cost and quality initiatives. As always, Saia’s dedicated employees remain focused on providing best in class customer service. We believe Saia is well positioned to take advantage of any future industry consolidations and to capitalize on what appears to be improving industry fundamentals,” O’Dell said.

Saia, Inc. Second Quarter 2011 Results

Year to Date 2011 Compared to Year to Date 2010 Results
•	Revenues were $509 million compared to $444 million in the prior year period, an increase of 15 percent.

•	Operating income was $12.3 million compared to $3.7 million in the prior year period.

•	Net income was $4.1 million compared to net loss of $1.2 million in the prior year period.

•	Earnings per share were $0.25 compared to losses per share of $0.08 in the prior year period.

•	Operating ratio was 97.6 vs. 99.2 in the prior year period.
Financial Position and Capital Expenditures
Total debt was $81.4 million at June 30, 2011. Net of the Company’s $10.7 million cash balance at quarter-end, net debt to total capital was 25.1 percent. This compares to total debt of $90.0 million and net debt to total capital of 27.4 percent in the prior year quarter.
Net capital expenditures for the first six months of 2011 were $20.6 million. This compares to $0.2 million in the prior year period. The Company is planning net capital expenditures in 2011 of approximately $63.0 million. This expenditure level reflects replacement and growth units of tractors and the Company’s continued investment in technology.
Conference Call
The Company will hold a conference call to discuss these results today at 12:00 noon Eastern Time. This call will be webcast live via the Company web site at www.saia.com. To participate in the call, please dial 1-800-723-6498 or dial 785-830-7989 for international calls and use conference ID #4878983. Callers should dial in five to 10 minutes in advance of the conference call. A replay of the call will be available two hours after the completion of the call through August 5, 2011. The replay is available by dialing 1-888-203-1112 or 719-457-0820.
The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.
Saia, Inc. (NASDAQ: SAIA) is a less-than-truckload provider of regional, interregional and guaranteed services covering 34 states. With headquarters in Georgia and a network of 148 terminals, Saia employs 7,900 people. For more information, visit the Investor Relations section at www.saia.com.
The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update or revise any forward-looking statements. All forward-

Saia, Inc. Second Quarter 2011 Results

looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, assumptions and uncertainties include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; the Company’s need for capital and uncertainty of the current credit markets; the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); possible issuance of equity which would dilute stock ownership; indemnification obligations associated with the 2006 sale of Jevic Transportation, Inc.; the effect of litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, real property, revenue equipment and other assets; governmental regulations, including but not limited to Hours of Service, engine emissions, the “Compliance, Safety, Accountability” (CSA) initiative, compliance with legislation requiring companies to evaluate their internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; effectiveness of Company-specific performance improvement initiatives; terrorism risks; self-insurance claims and other expense volatility; increased costs as a result of recently enacted healthcare reform legislation and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings. As a result of these and other factors, no assurance can be given as to our future results and achievements. A forward looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur.
# # #

CONTACT:	Saia, Inc.
Renée McKenzie, Treasurer
RMcKenzie@Saia.com
678.542.3910

Saia, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$10,716	$29,045
Accounts receivable, net	114,661	94,569
Prepaid expenses and other	30,019	29,882

Total current assets	155,396	153,496

PROPERTY AND EQUIPMENT:
Cost	632,669	610,572
Less: accumulated depreciation	335,177	319,634

Net property and equipment	297,492	290,938

OTHER ASSETS	7,261	7,723

Total assets	$460,149	$452,157

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$41,146	$37,745
Wages and employees’ benefits	22,937	19,101
Other current liabilities	31,945	31,777
Current portion of long-term debt	19,643	17,143

Total current liabilities	115,671	105,766

OTHER LIABILITIES:
Long-term debt, less current portion	61,786	72,857
Deferred income taxes	42,077	39,077
Claims, insurance and other	29,239	28,099

Total other liabilities	133,102	140,033

STOCKHOLDERS’ EQUITY:
Common stock	16	16
Additional paid-in capital	203,153	202,751
Deferred compensation trust	(2,182)	(2,727)
Retained earnings	10,389	6,318

Total stockholders’ equity	211,376	206,358

Total liabilities and stockholders’ equity	$460,149	$452,157

Saia, Inc. and Subsidiary
Consolidated Statements of Operations
For the Quarter and Six Months Ended June 30, 2011 and 2010
(Amounts in thousands, except per share data)
(Unaudited)

	Second Quarter		Six Months
	2011	2010	2011	2010

OPERATING REVENUE	$265,901	$231,342	$508,919	$443,566

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	130,669	121,421	253,409	238,885
Purchased transportation	24,653	22,011	45,719	39,446
Fuel, operating expenses and supplies	76,186	58,380	146,127	114,282
Operating taxes and licenses	9,600	9,173	18,957	18,387
Claims and insurance	7,836	5,411	15,088	10,496
Depreciation and amortization	8,803	9,222	17,376	18,527
Operating gains, net	(102)	(150)	(103)	(206)

Total operating expenses	257,645	225,468	496,573	439,817

OPERATING INCOME	8,256	5,874	12,346	3,749

NONOPERATING EXPENSES:
Interest expense	2,955	2,685	5,953	5,758
Other, net	(19)	63	(110)	(252)

Nonoperating expenses, net	2,936	2,748	5,843	5,506

INCOME (LOSS) BEFORE INCOME TAXES	5,320	3,126	6,503	(1,757)
Income tax expense (benefit)	1,962	1,146	2,432	(514)

NET INCOME (LOSS)	$3,358	$1,980	$4,071	$(1,243)

Average common shares outstanding — basic	15,791	15,703	15,780	15,700

Average common shares outstanding — diluted	16,188	16,124	16,167	15,700

Basic earnings (loss) per share	$0.21	$0.13	$0.26	$(0.08)

Diluted earnings (loss) per share	$0.21	$0.12	$0.25	$(0.08)

Saia, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2011 and 2010
(Amounts in thousands)
(Unaudited)

	Six Months
	2011	2010

OPERATING ACTIVITIES:
Net cash provided by operating activities	$10,711	$5,049

Net cash provided by operating activities	10,711	5,049

INVESTING ACTIVITIES:
Acquisition of property and equipment	(20,893)	(560)
Proceeds from disposal of property and equipment	275	337

Net cash used in investing activities	(20,618)	(223)

FINANCING ACTIVITIES:
Repayment of long-term debt	(8,571)	—
Proceeds from stock option exercises	149	57

Net cash (used in) provided by financing activities	(8,422)	57

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(18,329)	4,883
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	29,045	8,746

CASH AND CASH EQUIVALENTS, END OF PERIOD	$10,716	$13,629

Saia, Inc. and Subsidiary
Financial Information
For the Quarters Ended June 30, 2011 and 2010
(Amounts in thousands)
(Unaudited)

					Second Quarter
		Second Quarter		%	Amount/Workday		%
		2011	2010	Change	2011	2010	Change

Workdays					64	64

Operating ratio		96.9%	97.5%

F/S Revenue	LTL	245,530	213,850	14.8	3,836.4	3,341.4	14.8
	TL	20,371	17,492	16.5	318.3	273.3	16.5
	Total	265,901	231,342	14.9	4,154.7	3,614.7	14.9

Revenue excluding	LTL	245,601	214,308	14.6	3,837.5	3,348.6	14.6
revenue recognition	TL	20,377	17,530	16.2	318.4	273.9	16.2
adjustment	Total	265,978	231,838	14.7	4,155.9	3,622.5	14.7

Tonnage	LTL	959	918	4.5	14.99	14.34	4.5
	TL	189	186	1.4	2.95	2.91	1.4
	Total	1,148	1,104	4.0	17.94	17.25	4.0

Shipments	LTL	1,691	1,642	3.0	26.42	25.66	3.0
	TL	27	26	1.9	0.42	0.41	1.9
	Total	1,718	1,669	2.9	26.84	26.08	2.9

Revenue/cwt.	LTL	12.80	11.68	9.6
	TL	5.39	4.71	14.6
	Total	11.58	10.50	10.3

Revenue/shipment	LTL	145.24	130.48	11.3
	TL	755.80	662.24	14.1
	Total	154.82	138.91	11.4

Pounds/shipment	LTL	1,134	1,117	1.5
	TL	14,013	14,071	(0.4)
	Total	1,337	1,323	1.0